Exhibit 99.1

Stran & Company Expands Management Team Including
Appointment of Industry Veteran Steve Paradiso to Key Leadership Role

Quincy, MA / December 20, 2021 / Stran & Company, Inc. (“Stran” or the “Company”) (NASDAQ: STRN) (NASDAQ: STRNW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today announced that promotional product industry veteran Steve Paradiso has been appointed Chief of Staff, bringing over 30 years of experience and success to support the acceleration of Stran’s growth strategy. In addition, Stran has appointed Jason Nolley as Chief Technology Officer, Steve Urry as Vice President of Sales and recently promoted Chris Rollins to Chief Financial Officer effective upon the pricing of the Company’s initial public offering.

Mr. Paradiso brings to Stran an impressive track record of developing and executing growth strategies within the promotional products industry and will be instrumental in Stran’s growth. He will report directly to Andy Shape, Stran’s President and CEO.

Andy Shape, President and CEO of Stran, commented, “I am excited to welcome these highly experienced and accomplished executives to our management team. These appointments put Stran in an ideal position to support and accelerate our anticipated growth as we continue to gain momentum in the industry. Steve Paradiso is one of the most successful and well-known names in the industry, and his experience along with his strong relationships are already providing great value to the Company. Jason Nolley’s technological expertise is poised to support our goal of leveraging technologies to advance our sales pipeline and drive even greater operational efficiency. Steve Urry has helped build multiple successful businesses within the industry, from the ground up, illustrating his unique ability to develop sales organizations and salespeople. Finally, Chris Rollins has overseen our accounting, financial reporting, internal controls, and corporate finance strategies for over 5 years, during which time we more than doubled revenues. We expect these additions and enhancements to our senior management team will prove very valuable as we focus on executing on our business strategy, including both organic growth and acquisitions, to maximize value for our shareholders.”

Mr. Paradiso most recently served as President and CEO of ePromos, ranked #27 on Advertising Specialty Institute’s (ASI) 2021 Top 40 Distributors list. Prior to joining ePromos, he spent nearly six years at Ohio-based ASI Top 40 distributor Touchstone as Chief Operating Officer. Mr. Paradiso joined both organizations when they were generating less than $15 million in annual revenue and, by the time he left, each was generating over $70 million per year. In addition, Mr. Paradiso served as the President of Cyrk from 1988 to 2001. At the time, Cyrk was one of the largest promotions companies in the world, achieving almost $1 billion in annual revenue while serving multi-national clients such as Nike, McDonald’s, Pepsi, Marlboro, Beanie Babies and Philip Morris.

As Chief Technology Officer, Mr. Nolley has over 20 years of e-commerce, technology, and web marketing experience. He will be in charge of overseeing and enhancing the Company’s technological platforms, as well as integrating and implementing potential new technologies that would support Stran’s organic growth strategy. Before joining Stran, he served in various leadership roles for Wildman Business Group’s technology team for 7 years, where he led the implementation of new e-commerce, vendor and internal control systems.

Mr. Urry brings 28 years of experience in the print, packaging, and promotional products industry, including 23 years of sales and operational leadership. Prior to joining Stran, Mr. Urry was the Chief Strategy Officer of Visual Linc Partners since 2009, where he was responsible for development of Visual Linc’s sales team, as well as oversight of M&A activity. Before that, Mr. Urry founded and built Allied Print Group into a $16 million revenue company before selling it in 2009.

Mr. Rollins joined Stran in 2015 and previously served as its Vice President of Finance and Administration where he is responsible for overseeing the Company’s financials and reporting. Prior to joining Stran, Mr. Rollins served as the Director of Accounting for the Northeast Region of Toshiba Business Solutions from January 2011 until October 2014.

About Stran

Over the past 25 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen partner of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

STRN@crescendo-ir.com

Press Contact:

Howie Turkenkopf
press@stran.com